EXHIBIT 2.1.1

AMENDMENT NO. 1

TO THE

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment”) to the Asset Purchase Agreement made as of October 21, 2002, (the “Asset Purchase Agreement”), by and between AGERE SYSTEMS INC., a Delaware corporation (“Seller” or “Agere”), with offices at 1110 American Parkway NE, Allentown, PA 18109 and TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation (“Buyer”), with offices at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 is made as of January 2, 2003.

RECITALS

A.            WHEREAS, Seller and Buyer are parties to the Asset Purchase Agreement;

B.            WHEREAS, pursuant to the Asset Purchase Agreement, Seller and its Subsidiaries, agreed to sell, transfer and assign to Buyer or Buyer Designee, and Buyer or a Buyer Designee agreed to purchase from Seller and its Subsidiaries, the Purchased Assets, and Buyer or a Buyer Designee agreed to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth in the Asset Purchase Agreement;

C.            WHEREAS, Seller and Agere Systems International, LLC (“Agere International”) a wholly-owned subsidiary of Seller are the sole owners of all of the issued and outstanding equity participation rights, as more fully described in this Amendment, of Agere Systems de Mexico, S. DE R.L. DE C.V. (the “Issuer”);

D.            WHEREAS, Seller and Buyer have determined that it is in the best interest of the parties for the Purchased Assets to include the equity participation rights; and

E.             WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the promises and of the mutual covenants contained in this Amendment No. 1, the parties agree as follows:

1.             List of Exhibits.  The list of Exhibits shall be revised and amended to include the following:  “Exhibit G  Form of Equity Purchase Agreement.”

2.             Definition of Collateral Agreements.  The definition of “Collateral Agreements” in Recital D of the Asset Purchase Agreement shall be deleted in its entirety and the following shall be substituted therefor:

“D.  WHEREAS, Seller and/or one or more of the Subsidiaries and Buyer or a Buyer Designee desire to enter into each Assignment and Bill of Sale and Assumption Agreement, the

Intellectual Property Agreement, each Lease Assignment, the Real Estate Deed, each Sublease, the Supply Agreement, the Transition Services Agreement and the Equity Purchase Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”).”

3.             Definition of Laws.  The definition of “Law” contained in Section 1.1 of the Asset Purchase Agreement shall be deleted in its entirety and the following shall be substituted therefor:

““Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction, standard or decree of any country.”

4.             Definition of Equity Purchase Agreement.  The defined terms contained in Section 1.1 of the Asset Purchase Agreement shall be amended to insert the following definition in alphabetical order:

““Equity Purchase Agreement” means the agreement in substantially the form set forth as Exhibit G.”

5.             Definition of Purchased Assets.  The list of Purchased Assets included in Section 2.1 of the Asset Purchase Agreement shall be amended by deleting subsections (m) and (n) in their entirety and inserting the following in substitution therefor:

“(m)                         all prepaid expenses for leased and rented equipment;

(n)                                 the goodwill of the Optoelectronics Business; and

(o)                                 all of the issued and outstanding equity participation rights (the “Rights”) of Agere Systems de Mexico, S.R.L. DE C.V. (the “Mexican Subsidiary”) owned by Seller and Agere Systems International, LLC.”

6.             Section 3.22 No Other Representations or Warranties.  Section 3.22 of the Asset Purchase Agreement shall be amended by deleting such Section in its entirety and the following shall be substituted therefor:

“Except for the representations and warranties contained in this Section 3 or in the Equity Purchase Agreement, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Optoelectronics Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.  Notwithstanding anything to the contrary herein, no representation or warranty contained in this Section 3 is intended to, or does, cover or otherwise pertain to any assets that are not included in the Purchased Assets or any liabilities that are not included in the Assumed Liabilities.”

7.             Additional Closing Deliveries.  Section 7.1 of the Asset Purchase Agreement shall be amended by adding the following:

“(f)          Seller shall deliver to Buyer a certificate of the Secretary of the Issuer certifying that the Rights have been duly recorded in the stock or equity participation rights registry book of the Issuer in the name of the Buyer;

(g)           the Issuer shall deliver to the Buyer notarized copies of the Issuer’s estatutos sociales, as amended to the Closing Date;

(h)           Seller shall cause Baker & McKenzie to deliver an opinion to Buyer in a form acceptable to Buyer, which opinion shall state that the parties are not required to make an filing or give any notice to or obtain a written resolution from the Mexican Federal Competition Commission (Comisión Federal de Competencia) with respect to the transactions contemplated by this Agreement or any Collateral Agreement;

(i)            Seller and Agere International shall cause each officer and each member of the Board of Managers of the Issuer to resign those positions; and

(j)            Seller and Agere International shall cause the Issuer to revoke any power of attorney granted by the Issuer and outstanding as of the Closing Date.”

8.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS PERFORMED ENTIRELY WITHIN THAT STATE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

9.             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

AGERE SYSTEMS INC.

By:	/s/ Paul Bento
Name:	Paul Bento
Title:	Vice President - Law

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary